Exhibit 99.1

BEAR ISLAND PAPER COMPANY, L.L.C.

80 FIELD POINT ROAD

GREENWICH, CT. 06830

PRESS RELEASE – 2nd QUARTER 2004

Greenwich, Connecticut, July 29, 2004 – Bear Island Paper Company, L.L.C., a wholly owned subsidiary of Brant-Allen Industries, Inc., today reported a net loss of $1,449,000 for the second quarter ended June 30, 2004, compared to a net loss of $3,274,000 for the second quarter of 2003. Profit from operations for the second quarter of 2004 was $1,931,000 compared to a loss of $369,000 in the same period in 2003. Gross sales for the three months ended June 30, 2004 and 2003 were $31,867,000 and $26,553,000, respectively.

Results for the quarter ended June 30, 2004 compared with the second quarter of 2003 were favorably impacted by a 12% increase in average per ton selling price of newsprint and 8% increase in volume offset in part by a 3% increase in average per ton manufacturing costs. Results for the three months ended June 30, 2003, were favorably impacted by a non-operational gain in Other Income of $ 712,000 which represents an insurance recovery settlement from a fire damage claim.

For the six months ended June 30, 2004, the Company reported a net loss of $ 4,340,000 compared to a net loss of $ 8,417,000 for the same period in 2003. Profit from operations for the six months ended June 30, 2004 was $ 2,516,000 compared to a loss of $ 2,368,000 in the same period in 2003. Gross sales for the six months ended June 30, 2004 and 2003 were $ 60,328,000 and $ 51,638,000, respectively.

Results for the six months ended June 30, 2004, were favorably impacted by a 12% increase in average per ton selling price of newsprint and 4% increase in volume offset in part by a 3% increase in average per ton manufacturing costs. The increased manufacturing expenses were primarily attributed to higher furnish costs in 2004 compared to 2003.

Bear Island Paper Company is a producer of high quality newsprint suitable for four-color printing whose customers include leading newspaper publishers in the United States.

THE FOLLOWING TABLE COMPARES 2004 AND 2003 FOR THE THREE AND SIX MONTHS PERIODS:

BEAR ISLAND PAPER COMPANY, L.L.C.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS OF DOLLARS)

(unaudited)

	2004	2003
THREE MONTHS ENDED JUNE 30,

GROSS SALES	$31,867	$26,553
COST OF SALES	(29,623)	(26,645)

GROSS PROFIT (LOSS)	2,244	(92)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(313)	(277)

INCOME (LOSS) FROM OPERATIONS	1,931	(369)

OTHER INCOME (DEDUCTIONS):
INTEREST EXPENSE	(3,383)	(3,619)
OTHER INCOME	3	714

NET (LOSS)	$(1,449)	$(3,274)

SIX MONTHS ENDED JUNE 30,

GROSS SALES	$60,328	$51,638
COST OF SALES	(57,141)	(53,453)

GROSS PROFIT (LOSS)	3,187	(1,815)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(671)	(553)

INCOME (LOSS) FROM OPERATIONS	2,516	(2,368)

OTHER INCOME (DEDUCTIONS):
INTEREST EXPENSE	(6,860)	(6,767)
OTHER INCOME	4	718

NET (LOSS)	$(4,340)	$(8,417)